                                                                                                                 Exhibit 12
                                             PennFed Financial Services, Inc.
                                    Computation of Ratios of Earnings to Fixed Charges

                                                                                Year ended June 30,
                                                       -------------------------------------------------------------------
                                                         1999           1998           1997           1996           1995
                                                       -------        -------        -------        -------        -------
Earnings:
        Earnings before income tax expense ....        $17,761        $17,440        $11,091        $12,952        $ 9,561
        Add: interest on borrowed funds .......         23,270         19,843         12,901          5,520          1,522
                                                       -------        -------        -------        -------        -------
        Earnings before fixed charges excluding
               interest on deposits ...........         41,031         37,283         23,992         18,472         11,083
        Interest on deposits ..................         48,648         48,200         40,172         33,601         25,631
                                                       -------        -------        -------        -------        -------
        Earnings before fixed charges .........        $89,679        $85,483        $64,164        $52,073        $36,714
                                                       =======        =======        =======        =======        =======

Fixed charges:
        Interest on borrowed funds ............        $23,270        $19,843        $12,901        $ 5,520        $ 1,522
                                                       =======        =======        =======        =======        =======

        Fixed charges excluding interest on
               deposits .......................        $23,270        $19,843        $12,901        $ 5,520        $ 1,522
        Interest on deposits ..................         48,648         48,200         40,172         33,601         25,631
                                                       -------        -------        -------        -------        -------
        Total fixed charges ...................        $71,918        $68,043        $53,073        $39,121        $27,153
                                                       =======        =======        =======        =======        =======

        Ratio of earnings to fixed charges
               excluding interest on deposits .         1.76 x         1.88 x         1.86 x         3.35 x         7.28 x
                                                       =======        =======        =======        =======        =======

        Ratio of earnings to fixed charges
               including interest on deposits .         1.25 x         1.26 x         1.21 x         1.33 x         1.35 x
                                                       =======        =======        =======        =======        =======
